Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2024 relating to the consolidated ﬁnancial statements of Camping World Holdings, Inc. and the effectiveness of Camping World Holdings, Inc.'s internal control over ﬁnancial reporting, appearing in the Annual Report on Form 10-K of Camping World Holdings, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 30, 2024